Exhibit 10.37

                              ONLINE RIGHTS LICENSE

         This Online Rights License Agreement (this "Agreement") is made and entered into as of June 28, 1999, by and between Interactive Magic, Inc., a North Carolina corporation ("IMagic"), and Ubi Soft Entertainment S.A., a company organized under the laws of France ("Ubi Soft").

                                    RECITALS

         WHEREAS, IMagic is engaged in the business of publishing and distributing online games and operates several online game services; and

         WHEREAS, Ubi Soft has certain rights to the products produced or to be produced under the development agreements assigned to Ubi Soft by IMagic (the "Assigned Contracts") pursuant to the Agreement Regarding Assignment of Contracts dated May 25, 1999 (the "Assignment Agreement").


         NOW, THEREFORE, in consideration of the mutual rights, benefits, covenants, and obligations granted and provided for hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

         1.   Definitions
              -----------

API means the Application Programming Interface delivered to Ubi Soft by IMagic free of charge.

Works means the products listed in Exhibit 1 of the Agreement. Ubi Soft and IMagic may revise, by written agreement of the parties hereto, the list of Works from time to time to add or subtract titles.

Multiplayer Version means the multiplayer version of the Works, either on CD-Rom format or on any other format or method now known or later developed, in which Ubi Soft will have inserted or have made insert the API , all related expenses being reimbursed on demand by IMagic.

Demo means the freeware format demonstration version composed of parts of the Multiplayer Version.


         2.   Grant of Rights.
              ----------------

2.1 Grant of Rights. With respect to each of the Works, Ubi Soft hereby grants to IMagic, for a period of 3 years (the "Term"), solely to the extent Ubi Soft has or will have such right, the worlwide right to (i) exclusively enable two or more players to play together the Multiplayer Version, by giving access to such players to any server that I'Magic operates at

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the date hereof, provided that each of the players has purchased the Multiplayer
Version, (ii) exclusively generate revenues from advertising, pay-per-play or subscription by giving access to any server that I'Magic operates at the date hereof of two or more players, who have purchased the Multiplayer Version, (iii) non exclusively use, publish and advertise, in any manner or medium IMagic may reasonably deem advisable, the names and authors of the Works; and (iv) non exclusively make, prepare, and distribute free of charge Demos on any server that I'Magic operates at the date hereof, solely for the purpose of promoting the IMagic product and service, all Demos being submitted to Ubi Soft for prior approval.


         2.2 Reservation of Rights. Those rights not expressly granted in
Section 2.1 are hereby reserved to Ubi Soft, including, but not limited to the right to make and distribute Demos in any country. Under no circumstances does the Grant of Rights, Section 2.1, require or obligate Ubi Soft to publish, distribute, promote or otherwise exploit any of the Works.


         3.   Representations and Warranties.
              -------------------------------

         3.1 Authority. Each party represents and warrants that it has the right, power and authority to enter into this Agreement.

         3.2 Conflicts. Each party represents and warrants that it has not granted to any other persons or entities rights that would conflict with performance by either party of its obligations under this Agreement. Each party represents that it shall not enter into an agreement with any person or entity that would bind the other party without the written consent of such other party.

         3.3 No Reproduction. IMagic represents that it will not reproduce and will not knowingly permit any third party to reproduce the Works or any part of the Works or the Multiplayer Versions or any part of the Multiplayer Versions for any purpose and that it will take all reasonable measures to prevent unauthorized copies of the Works or part of the Works or of the Multiplayer Versions or parts of the Multiplayer Versions from being made.

         3.4 Authorship Credit. IMagic shall give Ubi Soft or the appropriate developer of a Multiplayer Version, as the case may be, authorship or ownership credit by stating so in any online publication under the control of IMagic.

         3.5 Ownership. All right, title and interest in any Demo created by or for IMagic pursuant to, and in conformance with Section 2.1 above, shall belong to Ubi Soft.


         4.   Delivery of the Multiplayer Versions and the API's.
              ---------------------------------------------------

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         4.1 Ubi Soft shall deliver to IMagic beta-tested object code versions of the Multiplayer Version at least 30 days prior to Ubi Soft's retail release of the corresponding Multiplayer Version.

         4.2 IMagic shall deliver to Ubi Soft free of charge and at least 120 days before Ubi Soft's release of such Multiplayer Versions any material necessary to the development of the Multiplayer Version, including API, computer program modules contained or utilized by such version and necessary to operate it in the Field of Use, such delivery being made both in source code form, reasonably commented, and in fully tested object code form in a computer readable format specified by Ubi Soft.

         4.3 Upon delivery of any API program module to Ubi Soft, pursuant to
Section 4.2, Ubi Soft shall deliver the API program module to the developer of the corresponding Work and, to the extent within the scope of Ubi Soft's rights contained under the Assigned Contracts, shall require such developer to integrate such API program modules into their deliverable product. IMagic will reimburse on demand all reasonable and customary expenses associated with the development of the Multiplayer Versions.


         5.   Royalties and Payment.
              ----------------------

         5.1 Royalties. In consideration of the rights granted to IMagic by Ubi Soft, IMagic will pay Ubi Soft a royalty equal to twenty five percent (25%) of IMagic's net revenues including but not limited to revenues collected directly or indirectly from advertising, pay-per-play or subscription, related to the connection of two or more players, who have purchased the Multiplayer Version, to play together on any server that IMagic operates at the date hereof. The royalty shall be paid on a quarterly basis as described below. Notwithstanding the foregoing, IMagic shall not require any use fee or subscription fee from any player who has purchased the Multiplayer Version for the first six (6) months commencing upon any such player's first connection to play in a multiplayer mode on any server that IMagic operates.

         5.2 Payment. Within 45 days after the end of each calendar quarter, IMagic shall submit a report to Ubi Soft that shall provide an electronic copy of the following information for the immediately preceding calendar quarter for each Multiplayer Version : (i) the number of connections (whether subscriptions or pay-for-play fees); (ii) the length of any such connection, (iii) the click-through generated by any such connection, (v) the royalty payment due to Ubi Soft for the immediately preceding calendar quarter; (vi) the advertising revenue generated on the IMagic website; and (vii) the calculation supporting such payment. The report shall be accompanied by the royalty payment due to Ubi Soft in immediately available funds wired to an account specified by Ubi Soft. Any payment by IMagic past the due date shall be accompanied by interest computed at the rate of 10% per annum, compounded daily, and accrued from the date such payment was due until such payment was paid.

         5.3 Tax Treaty. If so required by law IMagic may deduct from the amount due to be paid pursuant to this Agreement a withholding tax of not more than 5 per cent pursuant

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to the US-France Income Tax Convention, provided IMagic provides a copy of any payment stub and official tax receipt demonstrating that such withholding tax has been paid to the U.S. and State taxation authorities and provided further that if Ubi Soft is unable to use the tax credit to its fullest extent, then IMagic shall immediately pay the balance required to gross up the relevant payment so that the net amount received by Ubi Soft is not less than the gross amount due.


         6.   Audit Rights.
              -------------

 Ubi Soft shall be entitled, upon reasonable prior notice and at any time during IMagic's normal business hours, to engage an independent auditor to inspect and verify compliance with the provisions of this Agreement and make copies of all records that relate to any payments made or owing to Ubi Soft by IMagic pursuant to this Agreement, including without limitation, all records, invoices, books of accounts, computer and database information, documents and correspondence. IMagic shall provide such auditor, its agents, employees or representatives with reasonable and suitable physical conditions in which to conduct such audit, including without limitation appropriate desk, chairs and telephone services, adequate lighting and ventilation, and a working photocopying machine with which to make copies as permitted hereunder. The auditor shall issue a report of findings to both parties. Ubi Soft shall bear the cost of the audit unless IMagic is found to have been deficient in the payment of royalties by more than five percent (5%) in any calendar quarter, in which case IMagic shall reimburse Ubi Soft for the reasonable costs incurred in conducting the audit. If such an audit detects a shortfall in accounts paid to Ubi Soft, IMagic shall pay interest at a rate of fifteen percent (15%) per annum from the date due, on any unpaid amount. Ubi Soft's right of inspection hereunder shall survive termination of this Agreement for one year.


         7.   Term and Termination.
              ---------------------

         7.1 Termination with Cause. Either party may terminate this Agreement upon a any breach by the other if the matter is not corrected within 30 days of written notice of such intent to terminate.

         7.2 Termination for Breach under the Agreement regarding Assignment of
Contracts: Notwithstanding Section 7.1 above, in the event IMagic breaches any warranty, representation, covenant or agreement contained within the Assigned Contracts or the Assignment Agreement, this Online License Agreement shall immediately and without any further action on the part of Ubi Soft terminate and all rights granted herein shall immediately and without any further action on the part of Ubi Soft revert to Ubi Soft.

         7.3 Termination for Breach under Non-Reproduction under Section 3.3:
Notwithstanding Section 7.1 above, in the event IMagic knowingly authorizes, permits, or otherwise engages in any distribution of the Works, or in the event Ubi Soft can prove the

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Multiplayer Version have or can be reproduced from any server or website operated by IMagic, in contravention to Section 3.3, this Online License Agreement shall immediately and without any further action on the part of Ubi Soft terminate and all rights granted herein shall immediately and without any further action on the part of Ubi Soft revert to Ubi Soft.

         7.4 Effect of Termination. In the event of termination of this Agreement by IMagic pursuant to this Section 7, IMagic shall be required to pay royalties pursuant to Section 5 on those revenues collected after termination for licensed use, performance, or distribution before termination. Except as otherwise provided herein, any provision of this Agreement that imposes continuing obligations on the parties will survive the termination of this Agreement.

         7.5 Limitation of Liabilities. THE PARTIES' SOLE REMEDY AND SOLE OBLIGATION TO ONE ANOTHER WITH RESPECT TO ANY CLAIMS MADE RELATED TO OR ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY THIS AGREEMENT AND, IN ALL CASES (OTHER THAN CLAIMS RELATED TO SECTIONS 2.1 AND 5), REMEDIES SHALL BE LIMITED TO MONEY DAMAGES NOT EXCEEDING $200,000.

         7.6 Indemnification. To the extent of the limitation of liabilities referenced above in Section 7.5, each party shall defend, indemnify and hold harmless the other party and its officers, directors, owners, employees, and, its licensees and any seller or licensor of the Works, from and against any and all loss, liability, claims, damage, cost or expense, whether in tort or in contract, (including reasonable attorney's fees and costs) relating to the breach of this Agreement by the other party hereto (including without limitation the breach by such other party of any of its representations and warranties herein), provided that the indemnified party must give the indemnifying party prompt notice of any claims covered by this Section and the indemnifying party shall control the defense and settlement of all third party claims hereunder, provided that no settlement of any such claim shall be made without the indemnified party's consent unless such settlement contains an unconditional release of the indemnified party from any liability. The indemnified party may participate in the defense, at that party's sole expense, with counsel of the indemnified party's choosing.

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         8.   Miscellaneous.
              --------------

         8.1 Assignability. IMagic may not assign the rights or obligations within this Agreement without the prior written consent of Ubi Soft such consent not being unreasonably withheld. Any transaction involving (i) the sale of the majority of IMagic outstanding stock; (ii) a merger; or (iii) sale of all or substantially all of IMagic's assets shall be deemed an assignment. Any purported assignment on the part of IMagic shall be null and void and shall not abrogate any of its obligation created herein.

         8.2 Notification of actual or potential violation of Law or claims. In the event that IMagic knows or has reasons to believe that any act or refrainment from acting required or contemplated by this Agreement violates any Law (whether criminal or non criminal) of any country or any political or governmental subdivision thereof, IMagic shall promptly notify Ubi Soft in a writing describing the act and identifying the law. IMagic shall promptly notify Ubi Soft in writing of any claim or proceeding involving any Multiplayer Version or any derivative works based on any Works no later than (10) days after IMagic learns of such claim or proceeding.


         8.3  Arbitration.

Any controversy or claim arising out of or related to this Agreement, or any transactions contemplated herein, that cannot be amicably resolved, including, without limitation, whether such controversy or claim is subject to arbitration, will be resolved by binding arbitration held in New York City, New York, in accordance with the commercial arbitration rules of the American Arbitration Association, subject to this Section. Arbitration proceedings will be conducted by a panel of three persons selected as follows: (i) the party initiating arbitration will select one arbitrator listed and qualified with the American Arbitration Association ("Qualified Arbitrator") and the other party will select a second Qualified Arbitrator, both within 10 days of any written notice to arbitrate; (ii) the two arbitrators will select a third Qualified Arbitrator within 20 days of the appointment of the first two arbitrators; (iii) no arbitrator will have or previously have had any significant relationship with any of the parties; (iv) the decision of any two of the arbitrators on any submitted matter will be final and nonappealable; and (v) the arbitrator may in his discretion require costs of arbitration to be paid by the nonprevailing party, but in the absence of such a decision, each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration. Notwithstanding the foregoing, if the controversy or claim in question is not resolved by the arbitrators as provided herein within 150 days after selection of the first arbitrator, either party may pursue any remedy with respect hereto provided by law or equity. Nothing herein contained shall limit the right of either party to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief.


         8.4 Notice. All notices, requests, permissions, waivers, and other communications hereunder shall be effected in accordance with Section 7(g) of the Assignment Agreement.

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         8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York applicable to agreements made and to be performed entirely within such state.

         8.6 Amendment. This Agreement may not be amended or modified except by a written instrument signed by the parties or their duly authorized officers or representatives. Any attempt to modify the Agreement by an oral understanding is void and shall have no effect.

         8.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties regarding the subject matter hereof. The parties shall not be bound by or liable for any statement, writing, representation, promise, inducement or understanding not set forth above or within the aforementioned documents.

         IN WITNESS WHEREOF, the parties hereto have entered into this Online Rights License Agreement effective as of the date first above written.


                                              INTERACTIVE MAGIC, INC.

                                              By:      _______________________

                                              Name:    _______________________

                                              Title:   _______________________

                                              Date:    _______________________





                                              UBI SOFT

                                              By:      _______________________

                                              Name:    _______________________

                                              Title:   _______________________

                                              Date:    _______________________

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                          EXHIBIT 1 : LIST OF THE WORKS
                          ---------


         1. Future works to be developed under the Development Agreement dated March 6, 1998 between IMagic and Enlight Software.

         2. Future works to be developed under the Software Licensing Agreement dated November 19, 1998 between IMagic and Sinister Games, Inc..

         3. Software licensing agreement concluded with LUMIS STUDIOS, INC (October 15, 1998) for WALL STREET TYCOON

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